Form N-SAR, Sub-Item 77C
Submission of matters to a vote of security holders


Nuveen Maryland Premium Income Municipal Fund

811-7486


A special meeting of shareholders was held in the offices of Nuveen Investments on August 5, 2014 for the above-referenced fund. At this meeting the shareholders were asked to vote to approve a new investment management agreement, to approve a new sub-advisory agreement and to elect Board Members.


The results of the shareholder votes
are as follows:

    Common and Preferred shares
voting together as a class
To approve a new investment
management agreement


   For
         10,036,066
   Against
              633,962
   Abstain
              446,640
   Broker Non-Votes
           3,281,480
      Total
         14,398,148


To approve a new sub-advisory
agreement


   For
         10,046,765
   Against
              612,934
   Abstain
              456,969
   Broker Non-Votes
           3,281,480
      Total
         14,398,148




Proxy materials are herein incorporated by reference to the SEC filing under Conformed Submission Type DEF 14A, accession number 0001193125-14-236554, on June 16, 2014.